Securities & Exchange Commission
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Date of report: May 15, 1997

Lotus Pacific, Inc.
(Exact name of registrant as specified in its charter)

    		Delaware 		                 33-3272-W 			            52-1947160
State of Organization	      Commission File Number      Employer ID Number

200 Centennial Avenue, Suite 201, Piscataway, New Jersey 08854
Address of Principal Executive Office

(908) 885-1750
Registrant's Telephone Number, Including Area Code

Item 2.  Acquisition of Assets.

(1)	 Effective as of May 5, 1997, the Board of Directors adopted a resolution to issue 3,100,000 shares of common stock of the Company with par value of $0.001 per share to Evolving
Investments Ltd. for aggregate consideration of US $3,100,000.
Under the same resolution, the registrant also issued to Evolving Investment Ltd. 8,000,000 redeemable Common Stock purchasing warrants (the "Warrants") at a price $0.01 per Warrant. The Warrants will be exercisable for a period of five years commencing from the issuing date. Each warrant is entitled to purchase one share of Common Stock at a price of $3.00 per share.

(2) 	Effective as of May 6, 1997, the registrant entered into a
Share Transfer Agreement with Match Industries, Ltd., in which the Company has transferred its beneficially owned 112,000 shares of common stock of Rightiming Electronics Corporation to Match Industries, Ltd. for US $571,200. This divestment was part of the Company's overall investment adjustment.

As of May 6, 1997, the Corporation has 40,737,054 shares of common stock issued and outstanding, 4,300 shares of Series A
Preferred Stock and 8,000,000 common stock warrants issued and outstanding.

All matters referred to were approved by the written consent of a majority in interest of the holders of the Corporation's outstanding shares of common stock.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

(a)  Financial statements of business acquired.  None.
(b)  Pro forma financial statement.  None.
(c) Exhibit. The following exhibit, Letter to Shareholders dated May 7, 1997, is filed herewith.


Lotus Pacific, Inc.
200 Centennial Avenue, Suite 201
Piscataway, New Jersey 08854
(908) 885-1750

May 7, 1997

LETTER TO SHAREHOLDERS

Dear Shareholders:

The current mamagement of the Corporation, under a resolution adopted by the Board of Directors and by unanimous consent of directors, has raised additional capital by issuing 3,100,000 shares of common stock at a par value of $ 0.001 per share to Evolving Investments Ltd as of May 5, 1997. The total purchase price is US $3,100,000.

As of May 5, 1997, the firm also issued to Evolving Investment Ltd. 8,000,000 redeemable Common Stock purchasing warrants (the "Warrants") at a price $0.01 per Warrant. The Warrants will be exercisable for a period of five years commencing from the issuing date. Each warrant is entitled the holder to purchase one share of Common Stock at a price of $3.00 per share.

Effective as of May 6, 1997, the Company entered into a Share Transfer Agreement with Match Industries, Ltd., in which the Company has transferred its beneficially owned 112,000 shares of common stock of Rightiming Electronics Corporation to Match Industries, Ltd. for US $571,200. This divestment was part of overall company investment adjustment.

All matters referred to herein have been approved by the written consent of a majority of holders of the Corporation's outstanding shares of common stock.

We appreciate your continuing support and interest, and we believe that these positive steps are necessary to expand the Company's business.

Sincerely,

Lotus Pacific, Inc.

/s/ Gu Huang
Secretary & Treasurer


SIGNATURE

Pursuant to the requirements of the Securities & Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Lotus Pacific, Inc.

By:  /s/ Gu Huang
Secretary & Treasurer

Dated: May 15, 1997